AMENDMENT TO BY-LAWS

                                       OF

                             COMMERCIAL ASSETS, INC.




        This Amendment, dated January 14, 1997, to the By-laws (the "By-laws") of Commercial Assets, Inc. (the "Company") was approved and adopted by the Company's Board of Directors at a meeting duly called and held on January 14, 1997.

        The first sentence, second paragraph of Section 3.01 of the Company's By-laws is amended to be and read at follows:

        During all periods in which the Company seeks to be qualified to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986 (as amended), the Board of Directors shall include Independent Directors (as defined below). The number of Independent Directors shall not be: (i) less than four (4) if the number of Directors is eight (8) or greater; (ii) less than three (3) if number of Directors is six (6) or seven (7); and (iii) less than two (2) if the number of Directors is less than six (6).

        The By-laws of the Company, as amended, shall remain in full force and effect.

                                             COMMERCIAL ASSETS, INC.



                                             By: /s/John C. Singer
                                                --------------------------------
                                                John C. Singer
                                                Secretary